FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333- 143315
Dated January 28, 2009
Century Aluminum Company
24,500,000 Shares of Common Stock

Issuer:	Century Aluminum Company (“Century”)

Symbol:	CENX

Size:	$110,250,000 (not including the overallotment option)

Shares of common stock offered by Century:	24,500,000 shares of common stock

Overallotment option:	3,675,000 shares of common stock

Price to public:	$4.50 per share

Trade date:	January 28, 2009

Closing date:	February 3, 2009

CUSIP:	156431108

Underwriters:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated

Share purchases by Glencore	Glencore has agreed to purchase 13,242,250 shares in this offering. As disclosed in the prospectus supplement, Glencore will be permitted to exercise voting rights with respect to any shares of common stock of Century acquired in this offering.
We have filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1- 800-221-1037 or 1-866-718-1649.